(logo) ERNST & YOUNG LLP
                            o One North Charles            o Phone: 410 539-7940
                              Baltimore, Maryland 21201


      REPORT ON MANAGEMENT'S ASSERTION ON COMPLIANCE WITH MINIMUM SERVICING
       STANDARDS SET FORTH IN THE UNIFORM SINGLE ATTESTATION PROGRAM FOR
                                MORTGAGE BANKERS



                         Independent Accountants' Report



Board of Directors
Ryland Mortgage Company

We have examined management's assertion that Ryland Mortgage Company (a wholly-owned subsidiary of The Ryland Group, Inc.) and subsidiaries complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS
(USAP) during the year ended December 31, 1996, included in the accompanying report titled REPORT OF MANAGEMENT. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company complied with the aforementioned requirements during the period ended December 31, 1996 is fairly stated, in all material respects.

                                                          /s/ Ernst & Young LLP

January 31, 1997



       Ernst & Young LLP is a member of Ernst & Young International, Ltd.